UNITED  STATES
SECURITIES AND EXCHANGE COMMISSION
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American International Group, Inc.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[Letterhead of ROBERT H. BENMOSCHE]

April 4, 2011

Dear Fellow Shareholder:

     On March 9, 2011, the Board of Directors of American International Group, Inc. (“AIG”) approved a Tax Asset Protection Plan (the “Plan”) and declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of AIG common stock. The dividend was paid to holders of record of AIG common stock on March 18, 2011. We have enclosed a summary of the Plan for your information.

     The purpose of the Plan is to protect AIG’s ability to utilize certain tax assets, such as net operating loss carryforwards and other tax attributes, to offset future taxable income. In general terms, the Plan discourages any person or group from acquiring 4.99 percent or more of the outstanding AIG common stock.

     Issuance of the Rights does not in any way weaken the financial strength of AIG or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to AIG or to you, and will not change the way in which you can presently trade shares of AIG common stock. As explained in the attached Plan Summary, the Rights will only be exercisable if and when the Rights are triggered pursuant to the terms of the Plan.

Sincerely,

/s/ Robert H. Benmosche
Robert H. Benmosche

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that (i) any U.S. tax advice contained in this letter (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code; (ii) any such tax advice is written in connection with the promotion or marketing of the matters addressed; and (iii) if you are not the original addressee of this communication, you should seek advice based on your particular circumstances from an independent advisor.

AMERICAN INTERNATIONAL GROUP, INC.

SUMMARY OF TAX ASSET PROTECTION PLAN

Purpose:

The purpose of the Tax Asset Protection Plan (“Plan”) described in this summary of terms is to protect the value of the deferred tax assets of American International Group, Inc. (“AIG”) for U.S. federal income tax purposes.

Distribution and Transfer of Rights; Rights Certificates:

On March 9, 2011, the Board of Directors (the “Board”) declared a dividend of one Right for each share of Common Stock outstanding. Prior to the Separation Time referred to below, the Rights are evidenced by, and trade with, the Common Stock and are not exercisable. After the Separation Time, AIG would cause the Rights Agent to mail Rights Certificates to shareholders and the Rights would trade independent of the Common Stock.

Separation Time:

Rights would separate from the Common Stock and become exercisable following the earlier of (i) the date designated by resolution of the Board after any person commences a tender offer that would result in such person becoming the beneficial owner of a total of 4.99 percent or more of the Common Stock or (ii) the date of the Flip-in Trigger referred to below.

Exercise of Rights:

On or after the Separation Time, each Right would initially entitle the holder to purchase, for $185.00 (the “Exercise Price”), one ten-thousandth of a share of Participating Preferred Stock. (The Participating Preferred Stock is designed so that each one ten-thousandth of a share has economic and voting terms similar to those of one share of Common Stock.)

“Flip-in” Trigger:	Upon the public announcement by the Company that any person (an “Acquiring Person”) has acquired 4.99 percent or more of the outstanding Common Stock:

(i)	Rights owned by the Acquiring Person or transferees thereof would automatically be void; and

(ii)

each other Right would automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock (or Participating Preferred Stock) having a market value of twice the Exercise Price.

Exchange Option:

If any person acquires between 4.99 percent and 50 percent of the outstanding Common Stock, the Board may, in lieu of allowing Rights to be exercised, require each outstanding Right to be exchanged for one share of Common Stock (or one ten-thousandth of a share of Participating Preferred Stock).

Redemption:	The Rights may be redeemed by the Board, at any time until a “Flip-in” Trigger has occurred, at a Redemption Price of $0.001 per Right.

Power to Amend:	The Board may amend the Plan in any respect.

Power / Obligation to Exempt:

The Board may exempt a person wishing to hold 4.99 percent or more of the outstanding Common Stock if it receives, at the Board’s request, a report from AIG’s advisors to the effect that a proposed transaction does not create a significant risk of material adverse tax consequences to AIG. The Board is required to exempt a proposed transfer by the United States Department of the Treasury that would not result in an “owner shift” of more than 40 percent under the Internal Revenue Code.

Expiration:	The Rights will expire on March 9, 2014, unless redeemed or earlier terminated by the Board. The Plan may be extended provided ratification is sought at the next annual shareholders meeting.

Anti-Dilution:	The Exercise Price and number of outstanding Rights are subject to adjustment to prevent dilution in the case of a stock dividend, stock split, reclassification of AIG Common Stock or other event.